Exhibit  15(a)(l)(i)

Wachovia Securities
8739 Research Drive, URP4
Charlotte, NC 28288

WACHOVIA SECURITIES

OFFICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of May 1, 1997 by and among First Union Commercial Mortgage Securities, Inc. as Depositor, Wachovia Bank, National Association (formerly know as First Union National Bank) as Master Servicer (the “Master Servicer”), CRIIMI MAE Services Limited Partnership as Special Servicer, and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 1997-C1 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy E. Steward and Clyde M. Alexander, Directors of the Master Servicer, do hereby certify that:

1.               A review of the activities of the Master Servicer during the period from January 1, 2003 through December 31, 2003 and of its performance under the Agreement during such period has been made under our supervision; and

2.               To the best of our knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement in all material respects throughout the period January 1, 2003 through December 31, 2003; and

3.               The Master Servicer has received no notice regarding qualification, or challenging the status of any portion of the Trust Fund as a REMIC from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 12th day of March 2004.

/s/ Timothy E. Steward	/s/ Clyde M. Alexander
Timothy E. Steward, Director	Clyde M. Alexander, Director
Wachovia Bank, National Association	Wachovia Bank, National Association
(formerly know as First Union National Bank)	(formerly know as First Union National Bank)